Exhibit 14.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our firm name under the caption “Financial Highlights” in the Prospectus/Proxy Statement, included in the Registration Statement on Form N-14. We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in the Federated Strategic Value Dividend Fund (one of the portfolios constituting the Federated Equity Funds) Statement of Additional Information and Prospectus, respectively, dated December 31, 2011, on Form N-1A, which was filed with the Securities and Exchange Commission in Post-Effective Amendment No. 121 (File No. 811-4017), and is incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement included in this Registration Statement on Form N-14. We further consent to the incorporation by reference of our report, dated December 23, 2011, on the financial statements and financial highlights of Federated Strategic Value Dividend Fund, included in the Annual Report to Shareholders for the year ended October 31, 2011, which will also be incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement, included in this Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 22, 2012